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                                                                    EXHIBIT 12.1

                       PDV AMERICA, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        YEAR ENDED DECEMBER 31
                                                     --------------------------------------------------------------
                                                      2000          1999          1998         1997          1996
                                                     ----------   ----------   ----------   ----------   ----------
                                                                         (Dollars in Thousands)
Income before provision for income taxes .........   $  519,399   $  200,415   $  361,703   $  334,185   $  215,781
   Distributions in excess of equity in
     earnings of affiliates ......................       68,196       82,847       46,180       33,506           --
   Equity earnings (losses) in excess of
     distributions ...............................           --           --           --           --       (8,672)
   Interest ......................................      149,169      165,351      180,241      209,465      194,362
   Amortization of previously capitalized
     interest ....................................        3,709        3,076        2,858        4,115        3,600
   Portion of rent representative of interest
     factor ......................................       11,667       11,667       11,333       13,000       11,000
                                                     ----------   ----------   ----------   ----------   ----------
       Total earnings ............................   $  752,140   $  463,356   $  602,315   $  594,271   $  416,071
                                                     ==========   ==========   ==========   ==========   ==========
Fixed charges
   Interest expenses .............................   $  149,169   $  165,351   $  180,241   $  209,465   $  194,362
   Capitalized interest ..........................        4,000        7,000        5,000        7,800       12,000
   Portion of rent representative of interest
     factor ......................................       11,667       11,667       11,333       13,000       11,000
                                                     ----------   ----------   ----------   ----------   ----------
       Total fixed charges .......................   $  164,836   $  184,018   $  196,574   $  230,265   $  217,362
                                                     ==========   ==========   ==========   ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES ...............        4.56X        2.52X        3.06X        2.58X        1.91X
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